UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 16, 2024

HireRight Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-40982	83-1092072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Centerview Drive, Suite 300	Nashville, Tennessee	37214
(Address of Principal Executive Officer)		(Zip Code)

(615) 320-9800

(Registrant telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	HRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 15, 2024, HireRight Holdings Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hearts Parent, LLC, a Delaware limited liability company (“Parent”), and Hearts Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

A special committee (the “Special Committee”) of independent and disinterested members of the Company’s board of directors (the “Company Board”) unanimously adopted resolutions recommending that the Company Board approve and adopt the Merger Agreement and the transactions contemplated thereby and agreeing to recommend that the Unaffiliated Company Stockholders adopt the Merger Agreement. Thereafter, the Company Board unanimously approved the Merger Agreement and agreed to recommend that the stockholders of the Company adopt the Merger Agreement. The Special Committee determined that the Merger Agreement and the transaction contemplated thereby are advisable, fair to and in the best interest of the Company and the Unaffiliated Company Stockholders. The Company Board determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interest of the Company and its stockholders.

At the effective time of the Merger (the “Effective Time”):

(i)   each share of Company common stock outstanding as of immediately prior to the Effective Time (other than shares held by the Company as treasury stock or otherwise or owned by the Buyer Parties and any of their subsidiaries (including the shares of Company common stock owned by the Sponsor Stockholders as described below) (the “Owned Company Shares”) and shares of Company common stock held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”)) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $14.35, without interest thereon (the “Per Share Price”); and

(ii)   each Owned Company Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

The Merger Agreement also provides that, at the Effective Time, automatically and without any required action on the part of the holder thereof:

(i)   each outstanding Company stock option granted under the HireRight GIS Group Holdings LLC Equity Incentive Plan, whether vested or unvested, will be converted into an option to purchase the same number of shares of common stock of the surviving corporation at the same per-share exercise price and subject to the same terms and conditions as the applicable Company stock option (including vesting conditions);

(ii)   each vested outstanding Company stock option granted under the HireRight Holdings Corporation 2021 Omnibus Incentive Plan (the “2021 Equity Plan”) will be converted into the right to receive an amount (without interest) in cash equal to the product of (A) the excess, if any, of (1) the Per Share Price over (2) the per-share exercise price for such Company stock option, multiplied by (B) the total number of shares of Company common stock underlying such Company stock option; provided that if the per-share exercise price of such Company stock option is equal to or greater than the Per Share Price, such Company stock option will be forfeited and cancelled for no consideration;

(iii)   each outstanding and unvested Company stock option granted under the 2021 Equity Plan will be converted into the right to receive a cash-based award in an amount equal to the product of (A) the excess, if any, of (1) the Per Share Price over (2) the per-share exercise price for such Company stock option, multiplied by (B) the total number of shares of Company common stock underlying such Company stock option, which cash-based award will be subject to the same vesting conditions as the applicable Company stock option; provided that if the per-share exercise price for such Company stock option is equal to or greater than the Per Share Price, such Company stock option will be forfeited and cancelled for no consideration;

(iv)   each outstanding Company restricted stock unit that is subject to time-based vesting conditions (a “Company RSU”) that has vested but not yet settled as of the Effective Time will be converted into the right to receive an amount (without interest) in cash equal to the product of (A) the total number of shares of Company common stock subject to such Company RSU multiplied by (B) the Per Share Price;

(v)   each outstanding and unvested Company RSU will be converted into the right to receive a cash-based award in an amount equal to the product of (A) the total number of shares of Company common stock subject to such Company RSU multiplied by (B) the Per Share Price, which cash-based award will remain subject to the same vesting conditions as the applicable Company RSU;

(vi)   each outstanding Company restricted stock unit that is subject to performance-based vesting conditions (a “Company PRSU”) in respect of the Company’s total stockholder return will be forfeited and cancelled for no consideration; and

(vii)   if the Effective Time occurs prior to the date that the Company publicly announces its earnings for the fourth quarter of the 2023 fiscal year and the full 2023 fiscal year, each outstanding Company PRSU that is subject to an adjusted EBITDA performance condition will be converted into a cash-based award in an amount equal to the total number of shares of Company common stock subject to such Company PRSU immediately prior to the Effective Time, which amount will vest in equal installments based on continued service on each of February 28, 2025 and February 28, 2026.

Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL.

If the Merger is consummated, the Company common stock will be de-listed from the New York Stock Exchange and de-registered under the Securities Exchange Act of 1934, as amended, as promptly as practicable following the Effective Time.

Conditions to the Merger

Consummation of the Merger is subject to certain conditions set forth in the Merger Agreement, including, but not limited to, the: (i) affirmative vote of the holders of a majority of all of the outstanding shares of Company common stock to adopt the Merger Agreement; (ii) the affirmative vote of the holders of a majority of the outstanding shares of Company common stock held by the Unaffiliated Company Stockholders to adopt the Merger Agreement; (iii) expiration or termination of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) the accuracy of the Company’s representations and warranties contained in the Merger Agreement (except, generally, for any inaccuracies that have not had a Company Material Adverse Effect (as defined in the Merger Agreement), or, in certain cases, other qualifications agreed by the parties and set forth in the Merger Agreement); (v) absence of any law or order prohibiting the Merger; and (vi) in the case of the Buyer Parties’ obligations to consummate the Merger, the absence of a Company Material Adverse Effect.

No-Shop Period

The Company is subject to customary “no-shop” restrictions on its ability to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate or engage in discussions or negotiations with, third parties regarding any alternative Acquisition Proposals, subject to a customary “fiduciary out” provision that allows the Company and the Special Committee, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an Acquisition Proposal if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the failure to take such actions would be inconsistent with its fiduciary duties pursuant to applicable law.

Regulatory Efforts

The parties to the Merger Agreement have agreed to use their respective reasonable best efforts to consummate and make effective, in the most expeditious manner practicable, the Merger. If and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act, the Buyer Parties must offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries and any other restrictions on the activities of the Company and its Subsidiaries, except, in each case, if any of the foregoing would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or if such action is not conditioned upon Closing.

Termination and Fees

The Merger Agreement contains certain termination rights for the Buyer Parties. Upon termination of the Merger Agreement under specified circumstances, including the Company terminating the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the “fiduciary out” provisions of the Merger Agreement, the Company will be required to pay Parent a termination fee of $30,000,000 (“Company Termination Fee”). The Company Termination Fee will also be payable by the Company if the Merger Agreement is terminated under certain circumstances and prior to such termination, an Acquisition Proposal for an Acquisition Transaction is publicly announced or disclosed and any Acquisition Transaction is consummated or the Company enters into an agreement providing for the consummation of any Acquisition Transaction within one year of the termination.

The Merger Agreement further provides that the Company may terminate the Merger Agreement and receive a reverse termination fee from Parent of $65,000,000 (the “Parent Termination Fee”) if (i) Parent or Merger Sub breaches, and does not cure, any representation or covenant that would result in any conditions to the Company’s obligation to consummate the Merger not to be satisfied or (ii) all conditions to the Merger have been satisfied (subject to customary exceptions) and Parent fails to consummate the Merger after receiving written notification from the Company. Under the Merger Agreement, the Company may also receive the Parent Termination Fee if the Merger Agreement is terminated by the Parent due to the Merger not having been consummated on or prior to the Termination Date (as defined below) if, at the time of this termination, the Company would have been entitled to terminate the Merger Agreement in accordance with the immediately preceding sentence.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by August 15, 2024 (the “Termination Date”).

Other Terms of the Merger Agreement

The Company also made customary representations and warranties in the Merger Agreement and agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the consummation of the Merger. The Merger Agreement also provides that the Company, on the one hand, or the Buyer Parties, on the other hand, may specifically enforce the obligations under the Merger Agreement, including the obligation to consummate the Merger if the conditions set forth in the Merger Agreement are satisfied. Each of the Company and the Buyer Parties’ liability for monetary damages for breaches of the Merger Agreement are capped at $60,000,000.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated by reference herein. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission, including a Schedule 13E-3.

Financing the Merger

A group of lenders, including Goldman Sachs and Royal Bank of Canada (the “Lenders”), have committed to provide Parent with debt financing in an aggregate principal amount of $250 million on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to customary closing conditions.

Also on February 15, 2024, in connection with the execution of the Merger Agreement, Parent has delivered limited guarantees from General Atlantic Partners 100, L.P., Trident VII, L.P., Trident VII Parallel Fund, L.P., Trident VII DE Parallel Fund, L.P., and Trident VII Professionals Fund, L.P. (the “Guarantors”) in favor of the Company and pursuant to which, on the terms and subject to the conditions contained therein, the Guarantors are guaranteeing payment of the Parent Termination Fee payable by Parent under certain circumstances, as well as up to $2 million of enforcement costs and certain indemnification and reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and limited guarantees provided by the Guarantors to the Company.

Support Agreement

Also on February 15, 2024, in connection with the Company’s execution of the Merger Agreement, (i) General Atlantic Partners (Bermuda) HRG II, L.P., General Atlantic (HRG) Collections, L.P., GAPCO AIV Interholdco (GS), L.P., GA AIV-1 B Interholdco (GS), L.P. and GA AIV-1 A Interholdco (GS), L.P. (the “GA Stockholders”) and (ii) Trident VII, L.P., Trident VII Parallel Fund, L.P., Trident VII DE Parallel Fund, L.P. and Trident VII Professionals Fund, L.P. (the “Trident Stockholders” and, together with the GA Stockholders, collectively, the “Sponsor Stockholders”) entered into Support Agreements (the “Support Agreements”) with Parent and the Company, pursuant to which the stockholders have agreed, among other things, to vote their shares of Company common stock in favor of the adoption of the Merger Agreement and the approval of the Merger and against any other action, agreement or proposal which would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Agreement. The Support Agreements also include certain restrictions on transfer of shares of Company common stock by the stockholders.

Under the Support Agreements, immediately prior to the Effective Time, the Sponsor Stockholders will contribute to a direct or indirect parent company of Parent all of its holdings of Company common stock in exchange for either equity interests in such a direct or indirect parent company of Parent or the Conrad Notes (as defined therein). As a result of the Merger, the shares of Company common stock contributed to such parent company of Parent by the Sponsor Stockholders will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

The foregoing description of the Support Agreements and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Support Agreements, which are attached as Exhibit 10.1 and Exhibit 10.2 and are each incorporated by reference herein. The Support Agreements have been included to provide investors with information regarding their terms. They are not intended to provide any other factual information about the Company, Parent, Merger Sub, the Sponsor Stockholders or their respective Subsidiaries or Affiliates. The representations, warranties and covenants contained in the Support Agreements were made only for purposes of the Support Agreements as of the specific dates therein, were solely for the benefit of the applicable parties to the Support Agreements, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Support Agreements, which subsequent information may or may not be reflected in the Company’s public disclosures. The Support Agreements should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent, Merger Sub, the Sponsor Stockholders and the transactions contemplated by the Support Agreements that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Support Agreements, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission, including a Schedule 13E-3.

Item 8.01.	Other Events.

On February 16, 2024 the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press released is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of February 15, 2024, by and among HireRight Holdings Corporation, Hearts Parent, LLC and Hearts Merger Sub, Inc.
10.1	Support Agreement, dated as of February 15, 2024, by and among HireRight Holdings Corporation, General Atlantic Partners (Bermuda) HRG II, L.P., General Atlantic (HRG) Collections, L.P., GAPCO AIV Interholdco (GS), L.P., GA AIV-1 B Interholdco (GS), L.P. and GA AIV-1 A Interholdco (GS), L.P.
10.2	Support Agreement, dated as of February 15, 2024, by and among HireRight Holdings Corporation, Trident VII, L.P., Trident VII Parallel Fund, L.P., Trident VII DE Parallel Fund, L.P. and Trident VII Professionals Fund, L.P.
99.1	Joint Press Release, dated as of February 16, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

* The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the United States Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may,” “will,” “should,” “can,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work,” “continue,” “target,” “poised,” “advance,” “drive,” “aim,” “forecast,” “approach,” “seek,” “schedule,” “position,” “pursue,” “progress,” “budget,” “outlook,” “trend,” “guidance,” “commit,” “on track,” “objective,” “goal,” “strategy,” “opportunity,” “ambitions,” “aspire” and similar expressions, and variations or negative of such terms or other variations thereof. Words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such statements regarding the transactions contemplated by the Merger Agreement (including the Merger) (the “Transaction”), including the expected time period to consummate the Transaction, the anticipated benefits (including synergies) of the Transaction and integration and transition plans, opportunities, anticipated future performance, expected share buyback programs and expected dividends. All such forward-looking statements are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of the Company, that could cause actual results to differ materially from those expressed in such forward-looking statements. Key factors that could cause actual results to differ materially include, but are not limited to, the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; the possibility that the Company’s stockholders may not approve the Transaction; the risk that the anticipated tax treatment of the Transaction is not obtained; the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Transaction; the risk that any announcements relating to the Transaction could have adverse effects on the market price of the Company’s common stock; the risk that the Transaction and its announcement could have an adverse effect on the parties’ business relationships and business generally, including the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, and on their operating results and businesses generally; the risk of unforeseen or unknown liabilities; customer, shareholder, regulatory and other stakeholder approvals and support; the risk of unexpected future capital expenditures; the risk of potential litigation relating to the Transaction that could be instituted against the Company or its directors and/or officers; the risk associated with third party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the Transaction which are not waived or otherwise satisfactorily resolved; the risk of rating agency actions and the Company’s ability to access short- and long-term debt markets on a timely and affordable basis; the risk of various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, cybersecurity attacks, security threats and governmental response to them, and technological changes; the risks of labor disputes, changes in labor costs and labor difficulties; and the risks resulting from other effects of industry, market, economic, legal or legislative, political or regulatory conditions outside of the Company’s control. All such factors are difficult to predict and are beyond our control, including those detailed in the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K that are available on the Company’s website at https://www.hireright.com and on the website of the Securities Exchange Commission (the “SEC”) at http://www.sec.gov. The Company’s forward-looking statements are based on assumptions that the Company’s believes to be reasonable but that may not prove to be accurate. Other unpredictable or factors not discussed in this communication could also have material adverse effects on forward-looking statements. The Company does not assume an obligation to update any forward-looking statements, except as required by applicable law. These forward-looking statements speak only as of the date they are made.

Additional Information and Where to Find It

In connection with the Transaction, the Company will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”). The definitive version of the Proxy Statement will be sent to the stockholders of the Company seeking their approval of the Transaction and other related matters. The Company and affiliates of the Company intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). The Company may also file other documents with the SEC regarding the Transaction. This Current Report on Form 8-K is not a substitute for the Proxy Statement, the Schedule 13E-3 or any other document which the Company may file with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE THEREIN AND ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE COMPANY, THE TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain free copies of these documents, including the Proxy Statement, the Schedule 13E-3 and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by the Company will be made available free of charge by accessing the Company’s website at https://www.hireright.com or by contacting the Company by submitting a message at investor.relations@hireright.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of the Company and other persons who may be deemed to be participants in the solicitation of stockholders of the Company in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement related to the Transaction, which will be filed with the SEC. Information about the directors and executive officers of the Company and their ownership of the Company common stock is also set forth in the Company’s definitive proxy statement in connection with its 2023 Annual Meeting of Stockholders, as filed with the SEC on April 14, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1859285/000114036123018387/ny20007594x1_def14a.htm). Information about the directors and executive officers of the Company, their ownership of the Company common stock, and the Company’s transactions with related persons is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationships and Related Transactions, and Director Independence” included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 10, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1859285/000185928523000034/hrt-20221231.htm), and in the sections entitled “Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management” included in the Company’s definitive proxy statement in connection with its 2023 Annual Meeting of Stockholders, as filed with the SEC on April 14, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1859285/000114036123018387/ny20007594x1_def14a.htm). Additional information regarding the interests of such participants in the solicitation of proxies in respect of the Transaction will be included in the Proxy Statement, the Schedule 13E-3 and other relevant materials to be filed with the SEC when they become available These documents can be obtained free of charge from the SEC’s website at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2024	HireRight Holdings Corporation

	By:	/s/ Brian Copple
		Name:	Brian Copple
		Title:	General Counsel and Secretary